Exhibit 19.1

PATTERN GROUP INC.
INSIDER TRADING POLICY

Pattern Group Inc. and its subsidiaries (the “Company”) has adopted the following policy and procedures for securities trading by Company directors, employees, contractors, and other designated individuals (our “Insider Trading Policy”). Our Insider Trading Policy is intended to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws. Our Board of Directors (the “Board”) has approved this Insider Trading Policy and has appointed the Company’s General Counsel and/or their designee(s) to serve as the compliance officer (collectively, the “Compliance Officer”) to administer the policy and to be available to answer your questions.
PART I. OVERVIEW
A.    Who Must Comply?
This Insider Trading Policy applies to all of our officers, employees and members of our Board, including anyone employed by or acting as a director of any of the Company’s subsidiaries, as well as contractors retained by the Company or its subsidiaries, and any other individuals whom the Compliance Officer may designate as Insiders because they have access to material nonpublic information about the Company (collectively, we will refer to these individuals in this policy as “Insiders”).
All Insiders must comply with the Trading Procedures included in Part II of this Insider Trading Policy (the “Trading Procedures”). Please note that all Insiders are prohibited from trading in Company securities outside of the quarterly trading windows established in Part II, Sections (A)(1) and (A)(2) below and are prohibited from engaging in the transactions described in Part II, Section (A)(3).
The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades for those persons identified by the Compliance Officer as “Designated Insiders”. You will be notified if you are a Designated Insider. The Compliance Officer retains the discretion to modify the applicability of the Part II Trading Procedures in their discretion from time to time.
This Insider Trading Policy and the Trading Procedures also apply to the following persons (“Affiliated Persons”):
•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not merely paying a phone bill.);
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that “Affiliated Persons” does not include, and this Policy and the Trading Procedures do not apply to, any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has represented to the Company that it (or its affiliated entities) has established insider trading controls and procedures in compliance with securities laws and is aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
B.    What is Prohibited by this Insider Trading Policy?
You and your Affiliated Persons are prohibited from engaging in insider trading and from otherwise trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.
Prohibition on Trading in Company Securities
When you are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account of for the account of another) in the Company’s securities, which include common stock, restricted stock units, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this policy that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of a stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock, upon settlement of restricted stock units or upon the exercise of options granted under the ESPP (as defined below), in any case, to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures or (3) mandatory, non-discretionary sales of shares of stock in accordance with the Company’s applicable equity award plans and agreements, including in connection with the vesting of restricted stock, upon settlement of restricted stock units, or upon the exercise of options granted under the ESPP, in each case, solely to satisfy applicable tax withholding requirements.
The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibition on Tipping
Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.
Prohibition on Trading in Securities of Other Companies
Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company's distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those companies’ securities.
If you become aware of material nonpublic information about us, other companies in our industry, or industry trends that we are experiencing or are expected to experience, you should exercise caution when trading in the securities of another company (such as a competitor or supplier). Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of a company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company. The U.S. Securities and Exchange Commission (the “SEC”) has successfully brought insider trading claims against insiders in the above circumstances.
Other Prohibited Transactions
•No Short Sales. You may not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).
•No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities.
•No Company Securities Subject to Margin Calls. You may not use the Company’s securities as collateral in a margin account. When considering utilizing the margin feature on any brokerage account, Insiders should carefully review any terms and conditions to ensure that there is no possibility that the Company’s securities could be considered collateral in any circumstances.
•No Pledges. Directors and officers may not pledge Company securities as collateral for a loan.

Duration of Trading Prohibitions
These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part II, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.
C.    What is Material Nonpublic Information?
This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.
“Material” Information
Information about our Company or any other company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor or if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that could be material:
•projections of future earnings or losses, or other earnings guidance;
•quarterly financial results that are known but have not been publicly disclosed;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in senior management or members of our Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•cybersecurity or data privacy risks and incidents, including the discovery of significant vulnerabilities or breaches;
•significant developments regarding products, customers, partners, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

•changes in dividend policy, declarations of stock splits or stock buybacks or proposed securities offerings or other financings;
•potential defaults under our credit agreements or indentures (if any) or potential material liquidity issues; and
•bankruptcies or receiverships.
The above items will not always be material, and by including the list above, the Company does not mean to imply that each of these items above is per se material, or that this list is comprehensive. For example, some new products or contracts may clearly be material while others may not be. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company.
“Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.
To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of one full day of trading following our public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.
For example, if the Company publicly discloses material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is after the closing of the market on Tuesday. However, if the Company publicly discloses material information after trading begins or after the closing of the market on a Tuesday, the first time that you can buy or sell Company securities is after the closing of the market on Wednesday.
D.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority, investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, successfully prosecuting, for example, trading by employees in foreign accounts, trading by family members and friends of insiders and trading involving only a small number of shares.
The penalties for violating rules against insider trading can be severe and include:
•forfeiting any profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
•payment of criminal penalties of up to $5 million;
•payment of civil penalties of up to three times the profit made or loss avoided;
•loss of ability to be a director or officer of a publicly-traded company; and

•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25 million, and could under some circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.
E.    How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, you should report the violation immediately to the Compliance Officer. You can also report a violation through the Company’s whistleblower hotline number at (833) 210-3983 or online at www.lighthouseservices.com/pattern_usa for reports made in the USA.
PART II. TRADING PROCEDURES
A.    Special Trading Restrictions Applicable to Insiders
In addition to needing to comply with the restrictions on trading in our securities (and the securities of other companies) set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.    No Trading by Insiders Except During Open Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although you may not know the financial results prior to public announcement, if you engage in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein Insiders, including Designated Insiders, may trade in Company securities only during four quarterly open trading windows, and Designated Insiders may then only trade in Company securities after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 10th calendar day before the end of the then-current quarter (i.e., March 20, June 20, September 20, and December 20). For the purposes of the foregoing, a full trading day means a session of regular trading hours on the Nasdaq between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred. Insiders may be allowed to trade outside of an open trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) if granted a waiver in accordance with the procedure for granting waivers as described below.
For example, if we release earnings results before the market opens on a Tuesday, the first time an Insider can buy or sell Company securities is after the closing of the market on Tuesday. However, if we release earnings results after trading begins or after the closing of the market on a Tuesday, the first time that an Insider can buy or sell Company securities is after the closing of the market on Wednesday.
Of course, if an Insider has material nonpublic information about the Company during one of these open trading windows, the Insider may not trade in the Company’s securities.

2.    Special Closed Trading Periods

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, Insiders may not trade in the Company’s securities if they are notified by the Compliance Officer that they are subject to the Special Closed Window. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies to ensure compliance with this policy. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company. The Compliance Officer will subsequently notify the Insiders once the trading window is again open. It is each Insider’s individual duty to ensure that they do not make any trade in Company securities when such Insider is in possession of material, nonpublic information, even if they have not been notified of the imposition of a Special Closed Window.
3.    Gifts and Other Distributions in Kind.
No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy. Making a gift shall be considered trading in securities for purposes of the Pre-Clearance Procedures and Post-Trade Reporting Procedures in Section II.B. below.

B.     Pre-Clearance Procedures
No Designated Insider may trade in our securities, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures described below. In reviewing trading requests, the Compliance Officer may consult with our other officers and/or outside legal counsel and will seek approval of their own trades from another individual authorized to perform the Compliance Officer function or from the Chief Financial Officer.
1.Procedures. No Designated Insider may trade in our securities unless:
•The Designated Insider has notified the Compliance Officer of all transaction-related facts, including the amount and nature of the proposed trade(s), and has truthfully answered the Compliance Officer’s questions. To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days before the intended trade date;
•The Designated Insider has certified to the Compliance Officer in writing before the proposed trade(s) that the Designated Insider does not possess material nonpublic information concerning the Company;
•If the Designated Insider is an executive officer or director, the Designated Insider has informed the Compliance Officer, whether, to the Designated Insider’s best knowledge, (a) the Designated Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act, and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Compliance Officer has approved the trade(s) and has certified their approval in writing (which may be by email or another electronic method).
The Compliance Officer does not assume responsibility for, and approval by the Compliance Officer does not protect the Designated Insider from, the consequences of prohibited insider trading.
2.Additional Information.
Designated Insiders shall provide to the Compliance Officer any documentation the Compliance Officer reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the Compliance Officer to deny approval of the trade request.
3.Notification of Brokers of Insider Status
    Designated Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Designated Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Designated Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Designated Insider and/or Compliance Officer on the day of a trade.
4.No Obligation to Approve Trades.
The foregoing approval procedures do not in any way obligate the Compliance Officer to approve any trade.
From time to time, an event may occur that is material to the Company and is known by only a limited number of directors and employees. The Compliance Officer may decline a Designated Insider’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the Designated Insider is not aware of that material nonpublic development. If any Designated Insider engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Designated Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Designated Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may decide not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Designated Insider once the material nonpublic development is disclosed to the public or resolved. If a Designated Insider requests preclearance of a trade during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
5.Completion of Trades.
After receiving written clearance to engage in a trade from the Compliance Officer, a Designated Insider must complete the proposed trade promptly or make a new trading request. Even if a Designated Insider has received clearance, the Designated Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Designated Insider has otherwise received notice that the trading window has closed, or (iii) the Designated Insider has or acquires material nonpublic information.

6.Post-Trade Reporting.
The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by a Designated Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price (including the price at which each share was sold if sold in multiple transactions), the name of the broker-dealer that effected the transaction and whether the trade was made pursuant to a valid Rule 10b5-1 Plan (as defined below). This reporting requirement may be satisfied by providing (or having the Designated Insider’s broker provide) a trade order confirmation to the Compliance Officer if the Compliance Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.    Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to our trading windows or pre-clearance procedures. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders and Designated Insiders to trade in Company securities outside of our open trading windows, even when in possession of material nonpublic information.
The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
2.Employee Equity and Retirement Plans.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise for cash of an option to purchase securities of the Company. However, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding and any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The exercise of any option (regardless of the form of payment of the exercise price) is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders who are required to file reports under Section 16 of the Exchange Act must comply with the post-trade reporting requirement described in Part II, Section B(6) above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to (i) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy tax withholding requirements if (a) withholding is required by the applicable plan or award agreement or (b) the election to exercise the tax withholding right was made by the Insider in compliance with the Trading Procedures or (ii) mandatory, non-discretionary sales of shares of stock in accordance with the Company’s policies and applicable equity award plans and agreements in connection with the vesting of restricted stock or upon settlement of restricted stock units solely to satisfy applicable tax withholding requirements. Election by an Insider with respect to how to handle tax withholding in connection with the future vesting and settlement of restricted stock units must be made in compliance with the Trading Procedures, including the open windows set forth in Part II, Section A(1) and the pre-clearance procedures set forth in Part II, Section B.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or its employees that are used to purchase Company stock pursuant to the employees’ advance instructions under the Company’s 2025 Employee Stock Purchase Plan (the “ESPP”). Furthermore, the trading prohibitions in this Insider Trading Policy do not apply to (i) the withholding by the Company of shares of stock upon the exercise of options granted under the ESPP to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures or (ii) mandatory, non-discretionary sales of shares of stock in accordance with the ESPP upon the exercise of options granted under the ESPP solely to satisfy applicable tax withholding requirements. However, an Insider may not: (a) elect to participate in the plan or alter their instructions regarding the level of withholding or purchase by the Insider of Company securities under the plan; or (b) make cash contributions to the plan (other than through periodic wage withholding), in each case without complying with the Trading Procedures. Any sale of securities acquired under the plan is subject to the prohibitions and restrictions of the Trading Procedures.
D.    Waivers
A waiver of any provision of this Insider Trading Policy or the Trading Procedures may be authorized in writing by the Audit Committee of our Board of Directors. All waivers shall be reported to our Board of Directors.
PART III.     AMENDMENT
    This Insider Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.
PART IV.    ACKNOWLEDGEMENT
We will deliver a copy of this Insider Trading Policy to all current employees and directors and contractors and to future employees and directors and contractors at the start of their employment or relationship with the Company. Each of these individuals must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. At our request, employees, directors and contractors will be required to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For that purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of those items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or their designee.
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Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED:     September 9, 2025
EFFECTIVE:    September 18, 2025